UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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UnitedHealth Group Incorporated
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UnitedHealth Group Incorporated Supplemental Proxy Materials
For the Annual Meeting of Shareholders on June 2, 2025
May 20, 2025

Dear Fellow UnitedHealth Group Shareholders:
By now you should have received UnitedHealth Group’s (UHG) Proxy Statement (available at www.unitedhealthgroup.com), along with the proxy card or notice of Internet availability of proxy materials. The UHG virtual annual meeting of shareholders occurs on June 2, 2025. We have asked for your support of the Board of Director’s (Board) recommendations on the proposals to be voted on at the meeting. In this letter, we specifically focus on the proposal regarding the company’s executive compensation approach (Say on Pay proposal), given the recent reversal of a recommendation on that proposal by Institutional Shareholder Services (ISS).

ISS initially recommended shareholders support our Say on Pay proposal in its May 11, 2025, Proxy Analysis. Following the announcement of the appointment of incoming CEO Steve Hemsley, as disclosed in our Form 8-K filed on May 13, 2025, ISS issued a Proxy Alert reversing its recommendation to “Against” the Say on Pay proposal. ISS’s stated rationale for its reversal relates to the award of stock options to Mr. Hemsley covering substantially all of his total compensation for his first three years.

We want to assure you and all shareholders of the strong alignment of Mr. Hemsley’s compensation package with the interests of all shareholders and the careful consideration of Mr. Hemsley’s award by the company’s Board and Compensation and Human Resources Committee (Compensation Committee). Accordingly, we seek your support “For” the Company’s Say on Pay Proposal.

Mr. Hemsley’s compensation package reflects full oversight and deliberation undertaken by the Board and the Compensation Committee. The processes for determining Mr. Hemsley’s compensation package featured the following key elements:

Board of Directors

•The Board asked Mr. Hemsley to commit to a minimum term of three years as CEO.
•The Board determined it was most appropriate to award Mr. Hemsley his total compensation opportunity at the time when he committed to a minimum term of three years as CEO.
•Further, the Board sought to implement a simple, clear arrangement that was designed to maximize the alignment of Mr. Hemsley’s interests with those of all shareholders.
•Accordingly, the Board determined a three-year cliff vesting provision was appropriate in order to incentivize Mr. Hemsley to stay, at a minimum, for the full three-year term.

Compensation Committee

•With these principles in mind, the Compensation Committee designed an appropriate package as discussed below.
•The Compensation Committee consulted with Pay Governance, its independent compensation consultant, regarding Mr. Hemsley’s compensation package.
•The Compensation Committee considered several alternatives (including various equity and cash structures) for an appropriate CEO compensation package for a three-year period.

•After evaluating various approaches to formulating Mr. Hemsley’s compensation, the Compensation Committee carefully designed a compensation package that was reasonable, provided the appropriate incentives for Mr. Hemsley, and strongly aligned with shareholder interest.

The following features of Mr. Hemsley’s total compensation reward performance while promoting long-term value creation:

•Mr. Hemsley’s total compensation, when annualized over its three-year term, is positioned at the median for CEOs of comparable companies and is substantially aligned with the interests of all company shareholders since the award only has value if and to the extent shareholder value is created.
•Due to the cliff-vesting feature of the option award, the compensation package helps to ensure that Mr. Hemsley is retained over the desired period.
•Mr. Hemsley will receive no cash incentive compensation and no other equity compensation for the next 3 years. The only other compensation Mr. Hemsley will receive over the next 3 years is an annual base salary of $1 million, a cash compensation level well below peer compensation.
•During the first three years of employment, if Mr. Hemsley resigns or is terminated by UHG for cause, he will forfeit the options in their entirety.

ISS’s stated rationale for the updated recommendation does not take the full picture of UHG’s leadership transition into account, nor does it adequately assess the timeframe of the new agreement and the assurance that the CEO’s interests are aligned with those of shareholders moving forward. The ISS Proxy Alert also expresses that recent fluctuations in stock price could create a “windfall” for the grantee, whereas in reality all shareholders would gain from increases in the company’s stock price relative to current levels.

Mr. Hemsley himself currently holds a significant portion of his net worth in our shares, as disclosed in his beneficial ownership filings. On Friday, May 16, 2025, he purchased more than $25 million of our shares on the open market with his own funds, further signaling his commitment to and stake in building long-term shareholder value.

The Proxy Alert departs from the scope of the Say on Pay Proposal for this year, blending incomplete 2025 compensation information into the rationale for recommending a vote against the 2024 say on pay proposal. To oppose a proposal without allowing the Compensation Committee’s decision on Mr. Hemsley’s pay structure to play out is imprudent.

Glass Lewis, another prominent proxy advisory firm, has recommended shareholders vote “For” the company’s Say on Pay proposal. We encourage you to please evaluate the company’s executive compensation program as a whole, including how it has delivered on our growth objectives for UHG shareholders over the long-term.

In light of our prompt disclosure, the company’s compelling need to bring in a seasoned CEO who already has deep knowledge of the company to succeed Andrew Witty, and the strong alignment of Mr. Hemsley’s compensation package with shareholder interests broadly, we urge shareholders to support UHG’s Say on Pay proposal.

Even if you have already voted, you can change your vote at any time before the 2025 Annual Meeting, as described in more detail in UHG’s Proxy Statement. If you have any questions or require assistance in voting your shares or changing your vote, please contact the Company’s Office of Corporate Secretary at ocrs_lcra@uhg.com. UHG’s Proxy Statement, this supplemental proxy material and Annual Report, are available at www.unitedhealthgroup.com/proxymaterials.
Sincerely,

Christopher R. Zaetta
Executive Vice President, Chief Legal Officer and Corporate Secretary